Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The Company is incorporated in the State of Delaware. The rights of stockholders will generally be governed by Delaware law and the Amended and Restated Certificate of Incorporation, the Certificates of Designation and the Amended and Restated Bylaws. The following is a summary of the material provisions of the Amended and Restated Certificate of Incorporation, the Certificates of Designation and the Amended and Restated Bylaws. This summary is not complete and is qualified in its entirety by reference to Delaware statutory and common law, and the full texts of the Amended and Restated Certificate of Incorporation, the Series V Certificate, the Series N Certificate, and the Amended and Restated Bylaws.

Authorized Capital Stock

We are authorized to issue up to 990,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, of which (a) 25,000,000 shares are designated as Series V Preferred Stock and (b) 2,500,000 shares are designated as Series N Preferred Stock.

Authorized but Unissued Shares of Common Stock and Preferred Stock

All authorized but unissued shares of Common Stock and Preferred Stock will be available for issuance by the Board without stockholder approval. The Company may use the additional authorized shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of the Company’s authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or other transaction.

Common Stock

Dividends and Distributions

The holders of outstanding shares of Common Stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the Board of Directors may determine from time to time. All shares of Common Stock will be entitled to participate ratably with respect to dividends or other distributions paid to stockholders.

Liquidation Rights

If the Company is liquidated, dissolved or wound up, voluntarily or involuntarily, then, after payment in full of the amounts required to be paid to holders of any then outstanding Preferred Stock, holders of Common Stock would be entitled to share ratably in any assets of the Company available for distribution to the Company’s stockholders after payment or provision for payment of all of Company’s debts and liabilities.

Voting Rights

Each share of Common Stock is entitled to one (1) vote on all matters to be voted upon by the Company’s stockholders. There are no cumulative voting rights. Stockholders may vote by proxy.

Directors of the Board will be elected by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election of directors. All other corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series.

Other

There are no preemption, redemption, sinking fund, or conversion rights applicable to the Common Stock.

Preferred Stock

General

The Board of Directors will be authorized, without stockholder action, to designate and issue shares of Preferred Stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things:

●	impairing dividend rights of the Common Stock;
●	diluting the voting power of the Common Stock;
●	impairing the liquidation rights of the Common Stock; and
●	delaying or preventing a change in control of us without further action by the stockholders.

Series V Preferred Stock

Authorized Shares

The number of authorized shares of Series V Preferred Stock will be 25,000,000 shares.

Dividends

The holders of shares of Series V Preferred Stock will not have any preferential dividend rights and are entitled to receive dividends at the times and in the amounts as the Board may determine from time to time.

Voting Rights

Each share of Series V Preferred Stock will have the right to take action by written consent or vote in a number equal to two (2) times the number of shares of Common Stock into which such shares of Series V Preferred Stock are then convertible. Except as otherwise required by law or by the Amended and Restated Certificate of Incorporation and the Series V Certificate, the holders of shares of Common Stock and Series V Preferred Stock vote together and not as separate classes.

Conversion

Each share of Series V Preferred Stock will automatically convert into ten (10) shares of Common Stock on the date that is two (2) years from the original issuance date of such shares of Series V Preferred Stock (for the avoidance of doubt, the original issuance date means the date that such shares were issued by the Company in the form of Company Series V Preferred Stock). In addition, from and after the first anniversary of the original issuance date by the Company, holders of Series V Preferred Stock have the option to convert each of their shares of Series V Preferred Stock into ten (10) shares of Common Stock by providing written notice to the Company and its transfer agent. The foregoing conversion ratios are subject to adjustments needed to reflect the Reverse Stock Split if approved and implemented.

Liquidation Preference

Upon any Liquidation Event (as defined in the Series V Certificate), before any distribution or payment is made to the holders of any class or series of the Company’s capital stock ranking junior to the Series V Preferred Stock, the holders of the Series V Preferred Stock are entitled to be paid out of the Company’s assets a liquidation preference of $1.00 per share of Series V Preferred Stock. After the payment of such liquidation preference, the remaining assets of the Company legally available for distribution, if any, will be distributed ratably to the holders of the Common Stock and other classes or series of the Company’s capital stock in the manner provided by law or the Amended and Restated Certificate of Incorporation.

Trading Market

There will be no established trading market for the Series V Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series V Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series V Preferred Stock will be limited.

Series N Preferred Stock

Authorized Shares

The number of authorized shares of Series N Preferred Stock will be 2,500,000 shares.

Dividends

The holders of the Series N Preferred Stock will not have any preferential dividend rights and are entitled to receive dividends at the times and in the amounts as the Board may determine from time to time.

Voting Rights

Each share of Series N Preferred Stock will have the right to take action by written consent or vote in a number equal to the number of shares of Common Stock into which such shares of Series N Preferred Stock are then convertible. Except as otherwise required by law or by the Amended and Restated Certificate of Incorporation and the Series N Certificate, the holders of shares of the Common Stock and shares of Series N Preferred Stock will vote together and not as separate classes.

Conversion

Each share of Series N Preferred Stock will automatically convert into one hundred (100) shares of Common Stock on the first anniversary of the original issuance date of such shares of Series N Preferred Stock (for the avoidance of doubt, the original issuance date means the date that such shares were issued by the Company in the form of Company Series N Preferred Stock). In addition, from and after the first anniversary of the issuance date, holders of Series N Preferred Stock have the option to convert each of their shares of Series N Preferred Stock into one hundred (100) shares of Common Stock by providing written notice to the Company and its transfer agent. The foregoing conversion ratios are subject to adjustments needed to reflect the Reverse Stock Split if approved and implemented.

Liquidation Preference

Upon any Liquidation Event (as defined in the Series N Certificate), before any distribution or payment is made to the holders of any class or series of the Company’s capital stock ranking junior to the Series N Preferred Stock, the holders of the Series N Preferred Stock are entitled to be paid out of the Company’s assets a liquidation preference of $1.00 per share of Series N Preferred Stock. After the payment of such liquidation preference, the remaining assets of the Company legally available for distribution, if any, will be distributed ratably to the holders of Common Stock and other classes or series of the Company’s capital stock in the manner provided by law or the Amended and Restated Certificate of Incorporation.

Trading Market

There will be no established trading market for the Series N Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series N Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series N Preferred Stock will be limited.

Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware Law

Provisions of the Amended and Restated Certificate of Incorporation, the Certificates of Designation, the Amended and Restated Bylaws, and the DGCL could have the effect of delaying or preventing a third party from acquiring the Company, even if the acquisition would benefit the Company’s stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the Company’s outstanding shares, or an unsolicited proposal for the Company’s restructuring or sale of all or part of its business.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide the Company with timely written notice of their proposal. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Amendment to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

The Amended and Restated Certificate of Incorporation provides that the Company reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. The Amended and Restated Certificate of Incorporation provides that the Board has the power to make, adopt, alter, amend and repeal from time to time the Amended and Restated Bylaws, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the Amended and Restated Bylaws made by the Board. The Amended and Restated Bylaws provide that stockholders of the Company holding at least a majority of the Company’s outstanding voting stock have the power to adopt, amend or repeal the Amended and Restated Bylaws, and the Board also have the power to adopt, amend or repeal the Amended and Restated Bylaws.

Limitation of Director Liability and Indemnification of Directors, Officers, Employees and Agents

The Amended and Restated Certificate of Incorporation provides, to the fullest extent permitted by Delaware law, that directors and officers will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Delaware law currently provides that such a provision may not eliminate or limit the liability of a director or officer:

●	for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders;
●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL (governing distributions to stockholders);
●	for any transaction from which the director or officer derived any improper personal benefit; or
●	for any action by or in the right of the company, in the case of officers only.

However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each of its directors and officers to the fullest extent permitted by Delaware law, and the Amended and Restated Bylaws further extends such indemnity to each of the Company’s employees or agents. In particular, the Amended and Restated Bylaws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted prior to such amendment), any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Company including, but not limited to, any individual or firm who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with such action, suit or proceeding if such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Any such indemnification under the Amended and Restated Bylaws (unless ordered by a court) may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Amended and Restated Bylaws. The Covered Person has the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition.

Exclusive Forum Provision

The Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the Company, to the Company or the Company’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any claim or cause of action against the Company or any current or former director, officer, employee, agent, or stockholder of the Company arising out of or pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim related to or involving the Company that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to such claims.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and to have consented to, the provisions of the Amended and Restated Certificate of Incorporation described in the preceding paragraph. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of the Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could harm its business, results of operations or financial condition.

Transfer Agent

The transfer agent for Common Stock and the Preferred Stock is West Coast Stock Transfer, Inc., 21 N. Vulcan Ave. Suite 106, Encinitas, California 92024.